Exhibit 3.1

BARBARA K. CEGAVSKE Secretary of State 202 North Carson Street Carson City, Nevada 89701-4201 (775) 684-5708 Website: www.nvsos.gov

Certificate of Designation (PURSUANT TO NRS 78.1955)

USE BLACK INK ONLY - DO NOT HIGHLIGHT	ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Designation For
Nevada Profit Corporations
(Pursuant to NRS 78.1955)

1. Name of corporation:

NightFood Holdings, Inc.

2. By resolution of the board of directors pursuant to a provision in the articles of incorporation this certificate establishes the following regarding the voting powers, designations, preferences, limitations, restrictions and relative rights of the following class or series of stock.

100,000 shares of Series A Super Voting Preferred Stock designated as per attached sheets.

3. Effective date of filing: (optional)
(must not be later than 90 days after the certificate is filed)

4. Signature: (required)

X
Signature of Officer

Filing Fee: $175.00

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.	Nevada Secretary of State Stock Designation
Revised: 1-5-15

RIDER TO CERTIFICATE OF DESIGNATIONS, PREFERENCES AND RIGHTS OF

SERIES A SUPER VOTING PREFERRED STOCK OF NIGHTFOOD HOLDINGS, INC.

NightFood Holdings, Inc., a Nevada corporation (the “Corporation”), DOES HEREBY CERTIFY:

Pursuant to the authority expressly granted and vested in the Board of Directors of the Corporation by the provisions of the Corporation’s Certificate of Incorporation (the “Certificate of Incorporation”), filed October 16, 2013, adopted following the resolution on July 9, 2018 (i) authorizing the creation of the Corporation’s 100,000 shares of Series A Super Voting Preferred Stock, $0.001 par value per share, and (ii) providing for the designations, preferences and relative, participating, option or other rights, and the qualifications, limitations or restrictions thereof, as follows:

RESOLVED: That pursuant to the authority vested in the Board of Directors of the Corporation by the Certificate of Incorporation, filed October 16, 2013 (the “Certificate of Incorporation”), a series of preferred super voting stock of the Corporation be, and it hereby is, created out of the1,000,000 authorized but unissued shares of the preferred stock of the Corporation, such series to be designated Series A Super Voting Preferred Stock (the “Series A Super Voting Preferred Stock”), to consist of 100,000 shares, par value $0.001 per share, which shall have the following preferences, powers, designations and other special rights;

1.       Voting. Holders of the Series A Super Voting Preferred Stock shall have One Hundred Thousand (100,000) times that number of votes on all matters submitted to the shareholders that is equal to the number of shares of Common Stock (rounded to the nearest whole number), at the record date for the determination of the shareholders entitled to vote on such matters or, if no such record date is established, at the date such vote is taken or any written consent of such shareholders is affected. A holder of the Series A Super Voting Preferred Stock shall vote together with the holders of Common Stock as a single class upon all matters submitted to the Common Stock shareholders.

2.       Dividends. The holders of Series A Super Voting Preferred Stock of the Corporation shall not be entitled to receive dividends paid on the Corporation’s Common Stock.

3.       No Liquidation Preference. Upon liquidation, dissolution and winding up of the Corporation, whether voluntary or involuntary, the holders of the Series A Super Voting Preferred Stock then outstanding shall not be entitled to receive out of the assets of the Corporation, whether from capital or earnings available for distribution, any amounts which will be otherwise available to and distributed to the Common Stockholders.

4.       No Conversion. The shares of Series A Super Voting Preferred Stock will not be convertible into the shares of the Corporation’s Common Stock.

5.       Vote to Change the Terms of or Issuance of Series A Super Voting Preferred Stock. The affirmative vote at a meeting duly called for such purpose, or written consent without a meeting, of the holders of not less than fifty-one (51%) of the then outstanding shares of Series A Super Voting Preferred Stock shall be required for (i) any change to the Corporation’s Articles of Incorporation that would amend, alter, change or repeal any of the voting powers, preferences, limitations or relative rights of the Series A Super Voting Preferred Stock, or (ii) any issuance of additional shares of Series A Super Voting Preferred Stock.

6.       Record Owner. The Corporation may deem the person in whose name shares of Series A Super Voting Preferred Stock shall be registered upon the registry books of the Corporation to be, and may treat him as, the absolute owner of the Series A Super Voting Preferred Stock for all purposes, and the Corporation shall not be affected by any notice to the contrary. All such payments and such conversion shall be valid and effective to satisfy and discharge the liabilities arising under this Certificate of Designations to the extent of the sum or sums so paid or the conversion so made.